                                                                      EXHIBIT 23

                        Consent of Independent Auditors
                        -------------------------------

The Board of Directors
Highlands Insurance Group, Inc.:

We consent to incorporation by reference in the registration statements on Form S-3 (No. 333-51693 and No. 333-82135) and Form S-8 (No. 333-34701, No. 333-55699
and No. 333-82141) of Highlands Insurance Group, Inc. of our report dated
March 9, 2000, except as to note 4, which is as of March 20, 2000, relating to the consolidated financial statements of Highlands Insurance Group, Inc. and subsidiaries as of December 31, 1999 and 1998, and for each of the years in the three-year period then ended, and all related schedules, which report appears in the December 31, 1999 annual report on Form 10-K of Highlands Insurance Group, Inc.



KPMG LLP

Houston, Texas
March 29, 2000